Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 25, 2019 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) (“CTG”) announced today financial and operating results for the first quarter ended March 31, 2019.

Highlights for the quarter included the following(1):

•	Total revenue of $219.2 million, an increase of 26.3% compared with the first quarter of 2018.
•	Freight revenue of $195.8 million (excludes revenue from fuel surcharges), an increase of 30.1% compared with the first quarter of 2018.
•
Operating income of $5.4 million and an operating ratio of 97.5%. Adjusted operating income(2) of $6.2 million and an adjusted operating ratio(2) of 96.9%. This compares with adjusted operating income(2) of $6.4 million and an adjusted operating ratio(2) of 95.7% in the first quarter of 2018.

•
Net income of $4.4 million, or earnings per diluted share of $0.24. Adjusted net income(2) of $5.0 million, or adjusted earnings per diluted share(2) of $0.27. This compares with adjusted net income(2) of $4.4 million, or adjusted earnings per diluted share(2) of $0.24 per diluted share in the first quarter of 2018.

(1) For information regarding comparability of the reported results due to the acquisition of Landair Holdings and its subsidiaries (“Landair”), refer to footnote (2) of the Non-GAAP Reconciliation (Unaudited) schedules included with this release.
      (2) See GAAP to Non-GAAP Reconciliation in the schedules included with this release.

Chairman and Chief Executive Officer, David R. Parker, commented on the quarter: “Our adjusted earnings per share for the first quarter were above the range of our March guidance and higher than the 2018 quarter despite a significantly weaker freight environment.  The Landair acquisition in July 2018, the growth of our other dedicated and brokerage business, and improved profitability from our factoring business and our minority investment in Transport Enterprise Leasing more than offset the impact of lower revenue per tractor and higher operating costs. Although we are not satisfied with our first quarter financial results, we believe they reflect less impact from the reduced freight demand than in historical periods, as our growing dedicated and more contractually guaranteed service offerings generated approximately double-digit operating margins while our more seasonal and cyclical service offerings generated low single digit to negative operating margins. We attribute the consolidated improvement to our ongoing strategy of becoming increasingly embedded in our customers’ supply chains to reduce the cyclicality of our business.”

Mr. Parker commented on the freight environment:  "The freight environment deteriorated compared with the environment in the 2018 period due to both supply and demand factors.  We attribute the softer demand to factors such as lower economic activity, overstocking of inventories, the partial government shutdown's impact on early first quarter consumer and governmental spending, and extended periods of inclement weather. From the supply side, growth in industry-wide truckload capacity was small but made an impact when combined with lower volumes.  The April freight environment has improved sequentially from the first quarter, but remains well below the level we experienced in 2018.”

Management Discussion—Truckload Operations
Mr. Parker continued: “For the quarter, total revenue in our truckload operations increased to $172.7 million, an increase of $18.1 million compared with the first quarter of 2018.  This increase consisted of $18.0 million higher freight revenue and $0.1 million higher fuel surcharge revenue. The $18.0 million increase in freight revenue related to a 560 (or 21.9%) average truck increase, partially offset by a 6.7% decrease in average freight revenue per truck in the 2019 period as compared to the 2018 period. Of the 560 increased average trucks, 435 average trucks were contributed by the Landair acquisition as Landair contributed $20.0 million of freight revenue to consolidated truckload operations in the first quarter of 2019.

“Average freight revenue per tractor per week decreased to $3,724 during the 2019 quarter from $3,993 during the 2018 quarter. Average freight revenue per total mile increased by 11.6 cents per mile, or 6.6%, compared to the 2018 quarter and average miles per tractor decreased by 12.5%.  Contributing to the higher rates were rate increases negotiated with customers since the first quarter of 2018, as well as the impact of the Landair acquisition. The main factors impacting the decreased utilization was the impact of Landair operations on the combined truckload division including an approximate 710 basis point decrease in the percentage of our total fleet comprised of team-driven trucks, partially offset by a lower average seated truck percentage. Landair's shorter average length of haul and dedicated contract, solo-driven truck operations generally produce higher revenue per total mile and fewer miles per tractor than our other truckload business units. Team-driven trucks decreased to an average of 863 teams (or 27.7% of the total fleet) in the first quarter of 2019 versus an average of 894 teams (or 34.9% of the total fleet) in the first quarter of 2018. Our average seated truck percentage improved as 5.4% of our fleet lacked drivers during the 2019 quarter compared with 6.2% during the 2018 quarter.

“Salaries, wages and related expenses increased 8.4 cents per total mile due primarily to the impact of the Landair acquisition and employee pay adjustments since the first quarter of 2018. These unfavorable impacts were partially offset by fewer miles from team-driven trucks, which carry the cost of two drivers.

“Insurance and claims expense increased to 13.9 cents per total mile in the first quarter of 2019 versus 11.6 cents per total mile in the first quarter of 2018 due to increased claims accruals associated with the estimated cost of accidents during the quarter.

“In addition to the items mentioned above, primarily in connection with our July 2018 acquisition of Landair, we experienced increases to operations and maintenance, as well as general supplies and expenses.

Management Discussion—Non-Asset Based Managed Freight and Other Operations
Mr. Parker offered the following comments concerning the Company’s non-asset based managed freight segment, which consists of freight brokerage, warehousing, and other transportation logistics services (“Managed Freight”): “For the quarter, Managed Freight’s freight revenue increased 143.7%, to $46.4 million from $19.0 million in the same quarter of 2018. Operating income was $4.2 million for an operating ratio of 91.1%, compared with operating income of $1.1 million and an operating ratio of 94.4% in the first quarter of 2018. Of the $27.4 million of increased freight revenue, Landair contributed $20.2 million of freight revenue to combined Managed Freight operations in the first quarter of 2019. In addition, our 49% equity investment in Transport Enterprise Leasing contributed $3.0 million of pre-tax income in the quarter compared with $1.5 million in the first quarter of 2018.”

Capitalization, Liquidity and Capital Expenditures
Richard B. Cribbs, the Company's Executive Vice President and Chief Financial Officer, added the following comments: “At March 31, 2019, our total indebtedness, net of cash, was approximately $279.0 million, and our stockholders’ equity was $347.7 million, for a ratio of net indebtedness to capitalization of 44.5% compared to a 42.6% ratio as of December 31, 2018. In addition, our leverage ratio (defined as: net indebtedness divided by trailing four quarters’ earnings before interest, taxes, depreciation, amortization, and rental expense as adjusted and pro forma for the Landair acquisition) has increased to 1.7x from 1.5x for the period ended December 31, 2018.

Operating lease liabilities are included in total indebtedness and the leverage ratio with the Company's first quarter 2019 adoption of new ASC Topic 842, Leases, which requires us to record right-of-use assets and corresponding lease liabilities arising from operating leases on our balance sheet.  At March 31, 2019, we recorded approximately $41.0 million of right to use assets and operating lease liabilities under the new standard, which had an immaterial impact on stockholders' equity.  Between December 31, 2018 and March 31, 2019, the Company's total indebtedness, net of cash, increased by approximately $24.4 million when including the present value of operating leases that were not recorded on the balance sheet prior to the adoption of ASC Topic 842, Leases. The impact on leverage ratio as used above was modest because rent associated with the right to use assets was included in the denominator of the calculation.  Capital leases will continue to be recognized on the balance sheet, but are now referred to as "finance" leases, as required by the new standard.”
“Our net capital expenditures for the three months ended March 31, 2019 totaled $33.5 million compared to $13.7 million for the prior year period. In the first quarter of 2019, we took delivery of approximately 209 new company tractors and disposed of approximately 40 used tractors. Our current tractor fleet plan for full-year 2019 includes the delivery of approximately 1,165 new company tractors and the disposal of approximately 1,200 used tractors. Over the course of 2019, the size of our tractor fleet is expected to be flat to down 2.0% compared to the 3,154 tractors we operated as of December 31, 2018, depending on our ability to secure additional long-term dedicated contracts from shippers and our ability to hire and retain professional drivers to seat our tractors.

Outlook
Mr. Cribbs commented on the Company’s outlook: “We intend to continue executing our strategic plan of becoming increasingly embedded in our customers’ supply chains by growing our Managed Freight segment and the portions of our Truckload segment with more predictable long-term contracts. Based on the current freight market and normal seasonal patterns, we expect second quarter 2019 adjusted earnings per diluted share to be fairly consistent with the prior year quarter, based on the favorable impact of earnings contribution from Landair’s service offerings, partially offset by the unfavorable impact of the slower freight market in general.”

Conference Call Information
The Company will host a live conference call tomorrow, April 26, 2019, at 10:30 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG1.  An audio replay will be available for one week following the call at 877-919-4059, access code 49984409. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com/investors under the icon “Earnings Info.”

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; Landair Transport and Landair Logistics of Greeneville, Tennessee; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to our current tractor fleet plan, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during the remainder of 2019; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or impact the availability or effective driving time of our drivers and other drivers in the industry, including the terms and exemptions from hours-of-service and electronic log requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program applicable to driver standards and the methodology for determining a carrier’s DOT safety rating; the proper functioning and availability of our management information and communication systems and other information technology assets; volatility of our stock price; remediation of a material weakness in our internal controls; impairment of goodwill and other intangible assets; uncertainties in the interpretation of the 2017 Tax Cuts and Jobs Act and other tax laws; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations (including our recent acquisition of Landair); fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Executive Vice President and Chief Financial Officer
RCribbs@covenanttransport.com

For copies of Company information contact:
Theresa Ives, Executive Administrative Assistant
TIves@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA
	Three Months Ended March 31,
($000s, except per share data)	2019	2018	% Change
Freight revenue	$195,761	$150,463	30.1%
Fuel surcharge revenue	23,420	23,103	1.4%
Total revenue	$219,181	$173,566	26.3%

Operating expenses:
Salaries, wages, and related expenses	79,503	60,739
Fuel expense	27,832	27,181
Operations and maintenance	15,174	11,730
Revenue equipment rentals and purchased transportation	48,670	30,691
Operating taxes and licenses	3,183	2,660
Insurance and claims	11,235	8,685
Communications and utilities	1,718	1,741
General supplies and expenses	6,731	4,019
Depreciation and amortization, including gains and losses on disposition of property and equipment	19,709	19,695
Total operating expenses	213,755	167,141
Operating income	5,426	6,425
Interest expense, net	2,446	1,960
Income from equity method investment	(3,035)	(1,490)
Income before income taxes	6,015	5,955
Income tax expense	1,582	1,538
Net income	$4,433	$4,417

Basic earnings per share	$0.24	$0.24
Diluted earnings per share	$0.24	$0.24
Basic weighted average shares outstanding (000s)	18,381	18,331
Diluted weighted average shares outstanding (000s)	18,533	18,406

	Three Months Ended March 31,
	2019	2018	% Change
($000s)	SEGMENT REVENUES
Asset-based truckload revenues	$149,405	$131,445	13.7%
Managed freight revenues	46,356	19,018	143.7%
Freight revenue	$195,761	$150,463	30.1%

	OPERATING STATISTICS
Average freight revenue per loaded mile	$2.096	$1.949	7.5%
Average freight revenue per total mile	$1.886	$1.770	6.6%
Average freight revenue per tractor per week	$3,724	$3,993	-6.7%
Average miles per tractor per period	25,389	29,010	-12.5%
Weighted avg. tractors for period	3,120	2,560	21.9%
Tractors at end of period	3,103	2,576	20.5%
Trailers at end of period	7,074	6,736	5.0%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	3/31/2019	12/31/2018
Total assets	$837,933	$773,524
Total stockholders' equity	$347,737	$343,142
Total indebtedness, net of cash	$278,965	$254,544
Net Indebtedness to Capitalization Ratio	44.5%	42.6%
Tangible book value per basic share	$14.94	$14.65

Covenant Transportation Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1) (2)

(Dollars in thousands)	Three Months Ended March 31,
GAAP Presentation	2019	2018	bps Change
Total revenue	$219,181	$173,566
Total operating expenses	213,755	167,141
Operating income	$5,426	$6,425
Operating ratio	97.5%	96.3%	120

Non-GAAP Presentation	2019	2018	bps Change
Total revenue	$219,181	$173,566
Fuel surcharge revenue	(23,420)	(23,103)
Freight revenue (total revenue, excluding fuel surcharge)	195,761	150,463

Total operating expenses	213,755	167,141
Adjusted for:
Fuel surcharge revenue	(23,420)	(23,103)
Amortization of intangibles (3)	(731)	-
Adjusted operating expenses	189,604	144,038
Adjusted operating income	6,157	6,425
Adjusted operating ratio	96.9%	95.7%	120

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating ratio to consolidated non-GAAP Adjusted operating ratio.
(2) The reported results do not include the results of operations of Landair Holdings and its subsidiaries ("Landair") prior to its acquisition by Covenant Transportation Group on July 3, 2018 in accordance with the accounting treatment applicable to the transaction.

(3) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the July 3, 2018 acquisition of Landair. Certain data necessary to complete the purchase price allocation for the Landair acquisition is open for adjustments during the measurement period. We believe the estimates used are reasonable, but are subject to change as additional information becomes available.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1) (2)

(Dollars in thousands)	Three Months Ended March 31,
	2019	2018
GAAP Presentation - Net income	$4,433	$4,417
Adjusted for:
Income tax expense	1,582	1,538
Income before income taxes	6,015	5,955
Amortization of intangibles (3)	731	-
Adjusted income before income taxes	6,746	5,955
Provision for income tax expense at effective rate	(1,774)	(1,538)
Non-GAAP Presentation - Adjusted net income	$4,972	$4,417

GAAP Presentation - Diluted earnings per share ("EPS")	$0.24	$0.24
Adjusted for:
Income tax expense	0.09	0.08
Income before income taxes	0.32	0.32
Amortization of intangibles (3)	0.04	-
Adjusted income before income taxes	0.36	0.32
Provision for income tax expense at effective rate	(0.10)	(0.08)
Non-GAAP Presentation - Adjusted EPS	$0.27	$0.24

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) The reported results do not include the results of operations of Landair Holdings and its subsidiaries ("Landair") on and prior to its acquisition by Covenant Transportation Group on July 3, 2018 in accordance with the accounting treatment applicable to the transaction.

(3) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the July 3, 2018 acquisition of Landair. Certain data necessary to complete the purchase price allocation for the Landair acquisition is open for adjustments during the measurement period. We believe the estimates used are reasonable, but are subject to change as additional information becomes available.

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